Exhibit 21

Subsidiaries of America First Multifamily Investors, L.P.

Name	Jurisdiction of Organization
Greens of Pine Glen - AmFirst LP Holding Corporation	Delaware
ATAX TEBS I, L.L.C.	Delaware
ATAX TEBS II, L.L.C.	Delaware
ATAX Capital Fund I, L.L.C.	Delaware
ATAX MBS Fund I, L.L.C.	Delaware